Andrew Maltin:

Thank you, Ted.  Good morning ladies and gentlemen.

Thanks for joining us today. I am Andrew Maltin, co-founder and CEO of MEDL Mobile. Before I begin, I wanted to let you know that I will reference certain areas of the business which are detailed in a PowerPoint presentation. That presentation can be downloaded from our website – www.medlmobile.com.

Just click on the IR tab to access this PowerPoint. You can also contact Ted at MZ-HCI if you would like a copy - or for any other information about our Company.

BACKGROUND

Let me begin by giving you a brief background on myself, my partner, and the company.

I have spent the majority of my career in the technology and media space. My experience includes software architecture, development and licensing.

In 2007, my partner, Dave Swartz and I started discussing the enormous opportunities we saw in the mobile space, And more importantly how we would capitalize on this.

Dave has extensive strategic and creative development experience, having worked with several Fortune 500 companies on various large and high budget, advertising and branding campaigns.

He saw the oncoming wave of brands rushing to mobile.

What I saw was, the emergence of a new technology wave reminiscent of my early days in the internet - and the software licensing business before that.

Discussion led to exploration and we quickly discovered a clear gap in the marketplace.

We decided to start a company to fill that gap - exclusively dedicated to helping individuals, businesses and other entities leverage the power of mobile applications.

We co-founded MEDL Mobile in March 2009 with only three employees in an office located in Irvine, California. The company quickly outgrew our first office space and we moved to our new facility in Fountain Valley, California, in October of 2010.

We have now grown to a staff of 38 in California - with a team of approximately twenty additional staff - spread across the UK, India and South America.

In order to accelerate our growth and provide the working capital necessary to capitalize on the expanding pipeline of business opportunities we raised approximately $2.5 million in gross proceeds in a reverse-merger and recapitalization on June 24, 2011 at $.25 per share. Our stock is traded on the bulletin board under the ticker symbol MEDL. We have approximately 46 million fully diluted shares outstanding as of June 30, 2011 - which includes approximately 4 million employee stock options with a weighted average strike price of $0.25 per share. We have no warrants outstanding. In the first six months of 2011, we generated approximately $952,000 in revenues, an increase of 223% year-over-year. We are growing rapidly and while some quarters might be choppy we expect meaningful sequential growth on an annual basis or the foreseeable future.

THE MARKET

As you’ll see on slide #4 of our presentation, and as I’m sure most of you know, apps are one of the fasted growing markets in technology today.

The growth is being driven by the proliferation of smart phones and tablets. On every one of them, people are downloading apps – at a rate of about 10 new apps per person per month.

From games to social media to GPS to entertainment to enterprise, apps are changing our world and the way we communicate, socialize, work, shop, travel. basically every facet of our lives.

Independent research firms such as Forrester Research and ABI Research believe we are at the early stages of growth in mobile apps.

Not only do we agree, but we believe mobile apps will become as universal as websites – with every business, celebrity and entity constantly developing new mobile apps to enhance their brand, products, and services. With the technology backbone and communications infrastructure this change is occurring literally in front of our eyes. Which is radically different than the early internet days.

More specifically, Gartner is projecting mobile app revenue to more than triple from $5 billion in 2010 to over $15 billion in 2011. This is a large and growing market that provides enormous opportunities for companies such as ours. To further that most industry analysts are taking up their estimates meaningfully for mobile app revenue during the next five years.

THE MEDL MODEL OVERVIEW

While its nice to have wind at our back, you are probably thinking - tell me how you are going to capitalize on this growth opportunity to reach critical mass.

We believe that our model offers several competitive advantages that will allow us to capture these opportunities and in turn, provide strong returns to our shareholders.

From 30,000 feet, all of our business can be broken into three distinct areas.

•	Custom Development, and

•	The MEDL Library

•	Userbase. The collective group of people who have downloaded and/or utilize MEDL based mobile applications.

Before I explain the library in more detail, let me first discuss our Custom Development business.

Custom development represents the creation of mobile applications for paying customers.  There are three key revenue opportunities within our Custom Development business.

The first is Work For Hire.  Companies like Monster.com, Emirates Airlines, Teleflora and The New York Times Company hire MEDL to develop their mobile strategy and build their applications. This is a high margin, high cash flow business.

We get paid on average between $25,000 to $150,000 per project to develop these apps.

Based on a track record of success, MEDL is attracting a growing roster of consumer brands – like Candies and Verizon – as well as healthcare clients such as Medtronic and Kaiser Permanente.

The second revenue opportunity comes from our Partnerships.  Holders of intellectual property such as Walter Foster Publishing and Iowa State University partner with MEDL to build mobile apps with shared revenues.

So to give you an example, Walter Foster is a 100 year old publisher that creates learn to draw books. We worked with them to digitize this process for the ios platform.

Each of their lessons can be bought in the app and are now entirely interactive and really teach users how to draw.

In addition to the development fees we collected to build this platform, we own 50% of the revenue this platform generates.

Additionally, tech start-ups like BuzzMob, VOSN and IStudyCard hire MEDL to architect and develop a new technology platform. In many of these cases, MEDL owns a percentage of the technology created.

We have also developed partnership deals with Celebrities. Stars like legendary soccer player, Cristiano Ronaldo; oscar winner, Marlee Matlin; and Jersey Shore star, Pauly D, partner with MEDL to monetize the celebrity’s brands and social networks using mobile apps.

A typical deal, like the Ronaldo one is that we front the development costs, take first money out, and then share in all future revenues and sequels.

Relationships with extremely popular, well followed celebrities provide credibility, solid revenue opportunities and also gives us the potential to add millions of users to our growing base, something which is critically important to our ability to optimize the growth plan we have laid out.

Finally, the third revenue component of our custom development business comes from providing Marketing services.  Our maintenance and marketing contracts allow us to continue to monetize custom development once the creation of the app is complete, creating ongoing revenue streams.

Also, one of the great aspects of the partnerships is that we can re use the code. In almost all cases, MEDL owns all the code it develops in partnerships. Which means we can recombine apps developed for one purpose to create new features, new apps and new suites of apps.

We are expanding this customer and revenue base every day. We currently have nearly fifty customers, clients and partners - with dozens of new proposals in various stages of completion.

Because we have detailed discussions with prospective clients from the beginning of the engagement, our win rates have been solid.

We are also extremely disciplined from a pricing standpoint since we want to work with clients and projects that provide attractive returns through the entire lifecycle.

MEDL’s high profile client base allows the company to attract top skilled and highly motivated talent. Our development team is now proficient in a wide variety of technology including iOS, Android, CMS, Mobile Web, Augmented Reality, QR Codes, GPS-based systems and Social Media Integration.  We are seeing significant growth in enterprise.

MEDL has attracted top talent from the marketing and design disciplines as well - with several key employees who each bring significant related experience and a rolodex of blue chip client relationships.

Now I’d like to explain the strategy behind our library of 5,000 apps.

LIBRARY OF 5,000 APPS

The second, and potentially much larger part of our business is the aggregation of a library which consists of at least of 5,000 apps.  MEDL plans to grow this library quickly and monetize the library through the use of our proprietary intelligent recommendation technology.

First I’ll discuss how MEDL will grow the library to 5,000 apps.  Then I will talk about how our proprietary technology will monetize that library.

We are growing the library through several complimentary strategies.

The first is No-cost/Low-cost acquisition.

There are literally tens of thousands of apps that are created by individuals and smaller app development shops that never reach the level of success that the creator had hoped for. These owners are essentially sitting on underperforming assets which are of little value to them.

In our beta acquisition program, we’ve seen that these developers will turn over their apps to MEDL Mobile in exchange for a percentage of future revenues.  Which lowers our risk profile considerably and creates a win-win for both parties.

MEDL is now acquiring apps for iPhone, iPad and Android in categories such as:

•	Education

•	Games

•	Men’s Interests

•	Outdoors and Gardening

•	Photography

•	Religion

•	Sports

Another way to grow the library is the APP Incubator. MEDL has developed a community of tens of thousands of “App Ideators” who have submitted nearly 100,000 app pitches to MEDL. Under the incubation model, MEDL owns the resulting Intellectual Property and pays the originator a percentage of revenues.

In addition to creating several top App Store apps, the App Incubator has generated, and continues to generate, hundreds of millions of media impressions for MEDL and MEDL Apps.

In essence we are leveraging excellent outsourced talent with no up front capital commitment. Our ability to do the most with the least amount of money is something most businesses are not afforded and is a key attribute you will find throughout our business model.

3. The third way we grow our library, as I mentioned above, are Partnerships. Apps developed in partnership via our Custom Development group grow the network.

The Fourth is through Hi-Profile Branded Apps. In many cases our branded app clients allow MEDL to include our proprietary technology - generating high numbers of installations of this technology.

And finally MEDL Original Apps and Platforms. MEDL is well positioned to identify future trends in mobile and the company is now developing new mobile games and platforms internally.

By rapidly expanding our library of apps across the Apple and Android platforms, we are establishing a business model which will allow us to generate multiple revenue streams, including download and in-app purchases, advertising and sponsorships.

The model is powered by our proprietary technology which we like to think about like a smart app vending machine.

THE MEDL API (SMART APP VENDING MACHINE)

The base of prospective customers is built using our proprietary API, which we compare to a smart app vending machine. API stands for  Application Programming Interface and is code that is inserted quickly and easily into in every app in the MEDL library to perform a specific set of functions. By linking this API to thousands of apps we intent to build a user base that includes millions of registered users. We then cross sell, upsell, and recommend more apps.

The beta version of the recommendation API has been successfully installed in MEDL apps.

MEDL is preparing to launch an improved version of the API that will have additional features.

1.
It will get smarter. The first time a user downloads a MEDL app, the API starts to collect data about the user to create a multi-dimensional view. As a user downloads more MEDL apps, the API gets smarter and smarter, putting together a more complete picture of the user and their mobile preferences (or as we call their “mobile lifestyle”).

Many of you are probably familiar with Amazon and Netflix’s recommendation engines. This is very similar on the surface but for apps.

2.
It will make download recommendations based on user preference. The problem of discovery is one of the largest challenges for both users and developers.  The API will help users find new apps they will like based upon their current app usage. Think of it as Google on steroids.

3.
It will serve advertising. MEDL is currently exploring advertising partnership opportunities with several top-tier advertising networks. We believe that once we hit critical mass, the highly targeted nature of MEDL advertising will command a higher than average mobile CPM.

So the apps themselves create critical mass, large numbers of downloads and a growing user base. Critical mass in both our app library and user base is what will give us the best opportunity to capitalize on the recommendation engine. We believe that at 5,000 apps in our library we will have past the inflection point and growth has the ability to go exponential.

Of course we have a lot of work to do but this is our goal and we feel confident in achieving it.

As I mentioned we are just coming out of beta on the API and we expect this to ramp up VERY rapidly.

IN CLOSING

MEDL was one of the first companies to recognize this opportunity and focus exclusively in this space.

In a very short period of time, we have established a strong reputation among developers, corporations, and consumers. We have a strong list of client references. And we have the required capital to support our growth and provide us with unique advantages to win new business that many of our small, private competitors do not have.

In addition, we have built MEDL Mobile to take advantage of the rapidly emerging monetization opportunities being created.

Finally, I’ll close by saying that we see a clear path and opportunity to become the first recognizable brand name in mobile apps.

Some of you may have heard of companies such as Jumptap, admob and web2mobile. While we don’t compete with any of them directly, the fact is the mobile apps space is still in its infancy, and the opportunity to become a significant player exists for companies like MEDL Mobile. Again, with MEDL being one of the only publicly traded mobile apps company so far, we have an opportunity to quickly increase our brand.

As I hope you can now see, we have a focused strategy in a space that will continue to grow by leaps and bounds for the foreseeable future. With the team we have at MEDL, we’re well positioned to capitalize on these growth opportunities through multiple revenue sources. I believe we have a disciplined and diverse model that has the potential to be scaled up quickly over the next several years.

For anyone who is in Orange County, we welcome visitors. Please schedule this through Ted. If you have an interest in hiring MEDL to build an app, please contact us directly.

Additionally If you have an innovative mobile idea, we encourage you to submit to our app incubator.

Thank you very much for your interest in MEDL Mobile.  We’d be happy to take questions.